Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211753

PROSPECTUS SUPPLEMENT

(To prospectus dated August 10, 2016)

Tallgrass Energy GP, LP

9,000,000 Class A Shares

Representing Limited Partner Interests

The selling security holders identified in this prospectus supplement are selling an aggregate of 9,000,000 Class A shares of Tallgrass Energy GP, LP. We will not receive any proceeds from the sale of our Class A shares in this offering.

Our Class A shares trade on the New York Stock Exchange under the symbol “TEGP.” On November 16, 2016, the last sales price of the Class A shares as reported on the New York Stock Exchange was $25.07 per share.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves risks that are described in the “Risk Factors” section on page S-14 of this prospectus supplement and page 4 of the accompanying base prospectus.

	Per Class A Share	Total
Public Offering Price	$22.00	$198,000,000
Underwriting Discount	$0.154	$1,386,000
Proceeds, before expenses, to selling security holders	$21.846	$196,614,000

The selling security holders have granted the underwriters a 30-day option to purchase up to an additional 1,350,000 Class A shares on the same terms and conditions as set forth above.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Class A shares will be ready for delivery on or about November 22, 2016.

Sole Book-Running Manager

Goldman, Sachs & Co.

The date of this prospectus supplement is November 17, 2016

Prospectus Supplement

Prospectus

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INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A shares. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Class A shares. Generally, when we refer only to the “prospectus,” we are referring to both this prospectus supplement and the accompanying base prospectus combined. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Information Incorporated by Reference” on page S-24 of this prospectus supplement.

We have not, and the underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained in this prospectus. None of the information on our website referred to in this prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in such documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Tallgrass Energy GP, LP, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our Class A shares by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Class A shares.

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•

“our,” “we,” “us” or “TEGP” refers to Tallgrass Energy GP, LP (NYSE: TEGP) in its individual capacity or to Tallgrass Energy GP, LP and its consolidated subsidiaries collectively (including Tallgrass Equity, TEP and their respective subsidiaries), as the context requires;

•	“shares” refers to the Class A shares and Class B shares representing limited partner interests in us, and references to our “shareholders” refer to the persons holding such limited partner interests;

•	“our general partner” refers to TEGP Management, LLC, the general partner of Tallgrass Energy GP, LP;

•	our “partnership agreement” refers to the First Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP;

•	“TEP” refers to Tallgrass Energy Partners, LP (NYSE: TEP) in its individual capacity or to Tallgrass Energy Partners, LP and its subsidiaries collectively, as the context requires;

•	“TEP GP” refers to Tallgrass MLP GP, LLC, the general partner of TEP and holder of all of TEP’s incentive distribution rights and general partner interest;

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•

“Tallgrass Equity” refers to Tallgrass Equity, LLC, which owns a 100% membership interest in TEP GP and 20 million TEP common units representing an approximate 27.41% limited partner interest in TEP as of November 16, 2016;

•

“Holdings” refers to Tallgrass Energy Holdings, LLC in its individual capacity or to Tallgrass Energy Holdings, LLC and its subsidiaries and affiliates, other than our general partner, us and our consolidated affiliates, as the context requires. Holdings is the general partner and owner of 50% of the common limited partner interests of Tallgrass Development and the owner of our general partner;

•

“Kelso” refers to Kelso & Company in its individual capacity or to Kelso & Company, its affiliated investment funds that directly or indirectly hold interests in Tallgrass Equity, Tallgrass Development, Holdings and other entities under Holdings’ control, as the context requires;

•

“EMG” refers to The Energy & Minerals Group in its individual capacity or to The Energy & Minerals Group, its affiliated investment funds that directly or indirectly hold interests in Tallgrass Equity, Tallgrass Development, Holdings and other entities under Holdings’ control, as the context requires;

•	“Tallgrass KC” refers to Tallgrass KC, LLC, which is an entity owned by certain members of our and TEP’s management;

•	“Tallgrass Development” refers to Tallgrass Development, LP in its individual capacity or to Tallgrass Development, LP and its subsidiaries, collectively, as the context requires; and

•

“Exchange Right Holders” refers to certain persons, including Kelso, EMG and Tallgrass KC, that collectively own 100% of the voting power of Holdings, all of our outstanding Class B shares and an equivalent number of units in Tallgrass Equity, or Tallgrass Equity units. The Exchange Right Holders are entitled to exercise the right to exchange such Tallgrass Equity units (together with an equivalent number of Class B shares) for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged.

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INDUSTRY AND MARKET DATA

The market and statistical data included in this prospectus supplement regarding the midstream energy services industry, including descriptions of trends in the market and our position and the position of our competitors within the industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers and trade and business organizations, commissioned reports and publicly available information, as well as our good faith estimates, which have been derived from management’s knowledge and experience in the industry in which we operate. Although we have not independently verified the accuracy or completeness of the third-party information included in this prospectus, based on management’s knowledge and experience, we believe that these third-party sources are reliable and that the third-party information included in this prospectus or in our estimates is accurate and complete. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

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FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus supplement, the accompanying base prospectus, and the documents we incorporate by reference contain forward-looking statements concerning our operations, economic performance and financial condition. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement and the documents we incorporate by reference include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including guidance regarding our and Tallgrass Development’s infrastructure programs, revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	our ability to pay distributions to our Class A shareholders;

•	our expected receipt of, and amounts of, distributions from Tallgrass Equity;

•

TEP’s ability to complete and integrate acquisitions from Tallgrass Development or from third parties, including its acquisition of a 25% membership interest in Rockies Express Pipeline LLC that was completed in May 2016, its purchase of an additional 31.3% membership interest in Tallgrass Pony Express Pipeline, LLC that was completed in January 2016, and its acquisition of water business assets in Weld County, Colorado that was completed in December 2015;

•	large or multiple customer defaults, including defaults resulting from actual or potential insolvencies;

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for TEP’s services, including crude oil transportation services, natural gas transportation, storage and processing services and water business services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, natural gas, natural gas liquids and other hydrocarbons;

•	the availability and price of natural gas and crude oil, and fuels derived from both, to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

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•

operating hazards and other risks incidental to transporting crude oil, transporting, storing and processing natural gas, and transporting, gathering and disposing of water produced in connection with hydrocarbon exploration and production activities;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to the securities laws.

Other factors described or incorporated by reference herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors” in this prospectus supplement, in the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

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SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that you should consider before investing in our Class A shares. You should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference and other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 4 of the accompanying base prospectus for more information about important risks that you should consider carefully before buying our Class A shares.

OVERVIEW

TEGP is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. We were formed as part of a reorganization involving entities that were previously controlled by Tallgrass Equity in order to effect our initial public offering which was completed on May 12, 2015.

Our sole cash-generating asset is an approximate 30.35% controlling membership interest in Tallgrass Equity. Tallgrass Equity’s sole cash-generating assets consist of the direct and indirect partnership interests in TEP, described below:

•

100% of the outstanding membership interests in TEP GP, which owns all of the general partner interest in TEP and all of TEP’s incentive distribution rights. The general partner interest in TEP is represented by 834,391 general partner units, representing an approximate 1.14% general partner interest in TEP at November 16, 2016.

•	20,000,000 TEP common units, representing an approximate 27.41% limited partner interest in TEP at November 16, 2016.

Based on TEP’s most recent quarterly distribution of $0.795 per TEP common unit for the third quarter of 2016 and the 72,115,405 outstanding TEP common units as of October 31, 2016, aggregate quarterly cash distributions received by Tallgrass Equity were approximately $43.87 million ($26.99 million on incentive distribution rights, $15.9 million on the 20,000,000 TEP common units and $0.98 million on the general partner interest). We and the Exchange Right Holders each received our respective proportionate share of the distributions received with respect to the TEP partnership interests owned by Tallgrass Equity, after Tallgrass Equity deducted certain general, administrative and other similar expenses, our public company expenses and payments of interest on Tallgrass Equity’s outstanding indebtedness. We paid a quarterly cash distribution of $0.2625 per Class A share for the third quarter of 2016, which, based on the 47,725,000 outstanding Class A shares as of October 31, 2016, resulted in an aggregate quarterly cash distribution by us of approximately $12.5 million. This quarterly distribution represents $1.05 per Class A share on an annualized basis, a sequential increase of 7.1% from the second quarter 2016 distribution and an increase of 82.3% from the third quarter 2015 distribution.

TEP is a publicly traded, growth-oriented limited partnership formed in 2013 to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides crude oil transportation to customers in Wyoming, Colorado, and the surrounding regions through Tallgrass Pony Express Pipeline, LLC (“Pony Express”), which owns a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma that includes a lateral in Northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado (the “Pony Express System”). TEP provides natural gas transportation and storage services for customers in the Rocky Mountain, Midwest and Appalachian regions of the United States through: (1) TEP’s 25% membership interest in Rockies Express Pipeline LLC (“Rockies

Express”), a Delaware limited liability company which owns the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio (the “Rockies Express Pipeline”), (2) the Tallgrass Interstate Gas Transmission system, a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming (the “TIGT System”), and (3) the Trailblazer Pipeline system, a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska (the “Trailblazer Pipeline”). TEP also provides services for customers in Wyoming at the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility (collectively, the “Midstream Facilities”), and natural gas liquids transportation services in Northeast Colorado. TEP performs water business services in Colorado and Texas through BNN Water Solutions, LLC (“Water Solutions”). TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford, Bakken, Marcellus and Utica shale formations.

TEP intends to continue to leverage its relationship with Tallgrass Development and utilize the significant experience of its management team to execute its growth strategy of acquiring midstream assets from Tallgrass Development and third parties, increasing utilization of its existing assets and expanding its systems through construction of additional assets. TEP’s reportable business segments are:

•	Crude Oil Transportation & Logistics—the ownership and operation of a FERC-regulated crude oil pipeline system;

•	Natural Gas Transportation & Logistics—the ownership and operation of FERC-regulated interstate natural gas pipelines and integrated natural gas storage facilities; and

•

Processing & Logistics—the ownership and operation of natural gas processing, treating and fractionation facilities, the provision of water business services primarily to the oil and gas exploration and production industry and the transportation of natural gas liquids.

Tallgrass Energy Partners, LP

TEP’s Assets

TEP’s assets primarily consist of the Pony Express System, the TIGT System, the Trailblazer Pipeline, the Rockies Express Pipeline, the Midstream Facilities, and Water Solutions, each of which is described in more detail below. The following map shows the Pony Express System, the TIGT System, the Trailblazer Pipeline, the Rockies Express Pipeline, the Midstream Facilities, and TEP’s Northeast Colorado and natural gas liquids infrastructure, which includes TEP’s natural gas liquids transportation line and Water Solutions’ freshwater delivery and storage and produced water gathering and disposal systems.

Crude Oil Transportation & Logistics Segment

Pony Express. The Pony Express System is an approximately 764-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma, with delivery points at the Ponca City Refinery and in Cushing, Oklahoma. It includes a lateral in Northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado. TEP believes the Pony Express System is positioned as a low-cost, competitive “base load” alternative with access to the Bakken Shale, DJ Basin and Powder River Basin production. TEP currently owns a 98% membership interest in Pony Express.

The table below sets forth certain information regarding TEP’s Crude Oil Transportation & Logistics segment as of December 31, 2015 and for the three months ended December 31, 2015:

Approximate Design Capacity (bbls/d) (1)	Approximate Contractible Capacity Under Contract (2)	Weighted Average Remaining Firm Contract Life (3)	Approximate Average Daily Throughput (bbls/d) (4)
320,000	100%	4 years	288,362

(1)	Excludes additional capacity related to the Pony Express System’s ability to inject drag reducing agent, which is an additive that increases pipeline flow efficiency.
(2)	TEP is required to make no less than ten percent of design capacity available for non-contract, or “walk-up,” shippers. Approximately 100% of the remaining design capacity (or available contractible capacity) is committed under contract.
(3)	Based on the average annual reservation capacity for each such contract’s remaining life.
(4)	Approximate average daily throughput for the year ended December 31, 2015 was 236,256 bbls/d and is reflective of the volumetric ramp-up during the year due to the construction and expansion efforts of the Pony Express lateral in Northeast Colorado and third-party pipelines with which Pony Express shares joint tariffs.

Natural Gas Transportation & Logistics Segment

TIGT System. The TIGT System is a FERC-regulated natural gas transportation and storage system with approximately 4,655 miles of varying diameter transportation pipelines serving Wyoming, Colorado, Kansas, Missouri and Nebraska. The TIGT System includes the Huntsman natural gas storage facility located in Cheyenne County, Nebraska. The TIGT System primarily provides transportation and storage services to on-system customers such as local distribution companies and industrial users, including ethanol plants, and irrigation and grain drying operations, which depend on the TIGT System’s interconnections to their facilities to meet their demand for natural gas and a majority of whom pay FERC-approved recourse rates. For the year ended December 31, 2015, approximately 87% of the TIGT System’s transportation revenue was generated from contracts with on-system customers.

Trailblazer Pipeline. The Trailblazer Pipeline is a FERC-regulated natural gas pipeline system with approximately 454 miles of transportation pipelines that begins along the border of Wyoming and Colorado and extends to Beatrice, Nebraska. Substantially all of Trailblazer Pipeline’s currently available design capacity of approximately 902 MMcf/d is subscribed for under firm transportation contracts.

The following tables provide information regarding the TIGT System and the Trailblazer Pipeline as of December 31, 2015 and for the years ended December 31, 2015, 2014 and 2013:

	Approximate Average Daily Throughput (MMcf/d)
	Year Ended December 31,
	2015	2014	2013
Transportation	1,129	955	991

	Approximate Number of Miles	Approximate Capacity		Total Firm Contracted Capacity (1)	Approximate % of Capacity Subscribed under Firm Contracts	Weighted Average Remaining Firm Contract Life (2)
Transportation	5,109	1,982 MMcf/d		1,428 MMcf/d	72%	2 years
Storage	n/a	15.974 Bcf	(3)	11 Bcf	69%	6 years

(1)	Reflects total capacity reserved under long-term firm fee contracts, including backhaul service, as of December 31, 2015.
(2)	Weighted by contracted capacity as of December 31, 2015.

(3)	The FERC certificated working gas storage capacity.

Rockies Express Pipeline. TEP owns a 25% membership interest in Rockies Express, a Delaware limited liability company engaged in the ownership and operation of the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system with approximately 1,712 miles of transportation pipelines extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio and consisting of three zones:

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Zone 1— a 328-mile pipeline from the Meeker Hub in Northwest Colorado, across Southern Wyoming to the Cheyenne Hub in Weld County, Colorado capable of transporting 2.0 Bcf/d of natural gas from west to east;

•	Zone 2—a 714-mile pipeline from the Cheyenne Hub to an interconnect in Audrain County, Missouri capable of transporting 1.8 billion cubic feet per day of natural gas from west to east; and

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Zone 3—a 643-mile pipeline from Audrain County, Missouri to Clarington, Ohio, which is bi-directional and capable of transporting 1.8 Bcf/d of natural gas from west to east and 1.8 Bcf/d of natural gas from east to west.

Rockies Express has long-term agreements to provide west-to-east firm transportation services for approximately 1.6 Bcf/d as of March 31, 2016, with a weighted average remaining contract life on such contracts of approximately 4 years as of December 31, 2015. Rockies Express also has long-term agreements (including binding precedent agreements with respect to the Rockies Express Zone 3 Capacity Enhancement Project) to provide east-to-west firm transportation services in Zone 3 for approximately 2.6 Bcf/d (assuming completion of the Rockies Express Zone 3 Capacity Enhancement Project to add an incremental 0.8 Bcf/d of east to west capacity within Zone 3, currently expected in December of 2016) with a weighted average remaining contract life on such contracts of approximately 17 years as of December 31, 2015. For the year ended December 31, 2015, approximately 98% of Rockies Express’ revenues were generated under firm fee contracts.

In the second quarter of 2016, Rockies Express amended its firm transportation service agreements with Encana Marketing (USA) Inc. (“Encana”), a foundation shipper on the Rockies Express Pipeline, to provide Encana near term rate relief and extend the contract term from 2019 to 2024. This amendment, together with the firm fee contracts for the existing Zone 3 east-to-west capacity and the binding precedent agreements for the Rockies Express Zone 3 Capacity Enhancement Project, are expected to provide Rockies Express revenues beyond 2019 of greater than 75% of Rockies Express’ contracted 2013 west-to-east revenue.

Since 2013, Rockies Express has repaid approximately $450 million of outstanding indebtedness and made approximately $750 million in capital expenditures for internal expansion projects (inclusive of the approximately $285 million expected to be spent from April 1, 2016 through April 2017 on the Rockies Express Zone 3 Capacity Enhancement Project), which has been funded by contributions from its members.

Processing & Logistics Segment

Midstream Facilities. TEP owns and operates natural gas processing plants in Casper and Douglas, Wyoming and a natural gas treating facility at West Frenchie Draw, Wyoming. The Casper and Douglas plants currently have combined processing capacity of approximately 190 MMcf/d. The Casper plant also has a natural gas liquids fractionator with a capacity of approximately 3,500 barrels per day. The natural gas processed and treated at these facilities primarily comes from the Wind River Basin and the Powder River Basin, both in central Wyoming. In the fourth quarter of 2015, TEP completed construction and commenced commercial service on a new natural gas liquids pipeline with an approximate capacity of 19,500 barrels per day that transports natural gas liquids from a processing plant in Northeast Colorado to an interconnect with Overland Pass Pipeline. As of December 31, 2015, approximately 92% of TEP’s reserved processing capacity was subject to firm or volumetric fee contracts, with the majority of fee revenue based on the volumes actually processed. The remaining 8% was subject to commodity sensitive contracts. TEP’s natural gas liquids pipeline in Northeast Colorado is supported by a 10-year lease for 100% of the pipeline capacity, which commenced in the fourth quarter of 2015.

The table below sets forth certain information regarding TEP’s Processing & Logistics segment as of December 31, 2015 and for the years ended December 31, 2015, 2014 and 2013:

Approximate Plant Capacity (MMcf/d) (1)	Approximate Capacity Under Contract	Weighted Average Remaining Contract Life (2)	Approximate Average Inlet Volumes (MMcf/d)
			Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
190	89%	3 years	122	152	133

(1)	The West Frenchie Draw natural gas treating facility treats natural gas before it flows into the Casper and Douglas plants and therefore does not result in additional inlet capacity.
(2)	Based on the average annual reservation capacity for each such contract’s remaining life.

Water Solutions. TEP provides water business services through Water Solutions, which owns and operates a freshwater delivery and storage system and a produced water gathering and disposal system in Weld County, Colorado. This system is used to support third party exploration, development, and production of oil and natural gas. Water Solutions also sources treated wastewater from municipalities in Texas and recycles flowback water and other water produced in association with the production of oil and gas in Colorado.

The table below sets forth certain information regarding the Water Solutions assets in TEP’s Processing & Logistics segment as of December 31, 2015 and for the years ended December 31, 2015 and 2014:

	Approximate Capacity Under Contract	Approximate Current Design Capacity (bbls/d)		Remaining Contract Life	Approximate Average Volumes (bbls/d)
					Year Ended December 31,
					2015		2014	2013
Freshwater	56%	30,863	(1)	5 years	14,579		16,433	—
Gathering and Disposal	80%	35,000	(2)	9 years	7,951	(2)	—	—

(1)	Represents the average daily fresh water supply for the BNN Redtail, LLC (“Redtail”) fresh water pipeline acquired in 2014 and the BNN Western, LLC (“Western”) fresh water delivery and storage system in Weld County, Colorado acquired in December 2015.
(2)	Represents the daily disposal well injection capacity and the average daily disposal injection volumes, respectively, for Western’s produced water gathering and disposal system in Weld County, Colorado acquired in December 2015.

TEP’s Strategy

TEP’s principal business objective is to increase its quarterly cash distributions over time while ensuring the ongoing stability of its business. TEP expects to achieve this objective by focusing on the following two core goals:

•	Investment of Capital in Opportunities Offering Attractive Risk-Adjusted Rates of Return.

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Accretive Acquisitions from Tallgrass Development. Tallgrass Development currently holds the following operating assets, which we refer to as the Development Assets: (i) a 2% membership interest in Pony Express, (ii) a 50% interest in Rockies Express and operation of the Rockies Express Pipeline, and (iii) a 100% interest in Tallgrass Terminals, LLC (“Terminals”). While we expect Tallgrass Development to retain its 2% ownership interest in Pony Express for the foreseeable future, we believe Tallgrass Development will sell its interests in the remaining Development Assets to TEP over time for several reasons, including (a) Tallgrass Development’s obligation under the existing right of first offer in TEP’s favor with respect to its remaining interest in Pony Express and its 50% interest in Rockies Express and the operation of Rockies

Express Pipeline, which we refer to as the Retained Assets, and (b) Tallgrass Development’s and its affiliates’ substantial aligned economic interests in TEP’s performance and the performance of its general partner. Since TEP’s initial public offering in 2013, TEP has completed four acquisitions from Tallgrass Development with an aggregate purchase price of approximately $2.2 billion. In addition, in 2016, Tallgrass Development assigned to TEP the right to purchase a 25% membership interest in Rockies Express from a unit of Sempra U.S. Gas and Power (“Sempra”), a transaction TEP consummated in May 2016. However, it is uncertain if or when Tallgrass Development will make additional acquisition opportunities available to TEP.

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Organic Development and Increased Utilization. TEP continually evaluates economically attractive, organic expansion opportunities in existing or new areas of operation that will allow it to leverage its market position and other competitive strengths. TEP will continue to target expansion opportunities that are secured by long-term, firm fee contracts. Since 2013, TEP’s management team has completed or is currently overseeing internal expansion projects for TEP and Tallgrass Development totaling over $2 billion of capital expenditures, including approximately (i) $80 million, collectively, on the TIGT System, the Trailblazer Pipeline and the Midstream Facilities, (ii) $1.2 billion on the Pony Express System, (iii) $750 million on the Rockies Express Pipeline and (iv) $70 million at Terminals. TEP’s management team believes that utilizing the existing footprint of both its assets and the Development Assets will continue to provide opportunities for organic growth projects that will generate potentially attractive returns with acceptable levels of business risk.

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Accretive Acquisition from Third-Parties. TEP plans to seek third-party acquisitions of natural gas and crude oil transportation and logistics, natural gas processing, water business services and other energy assets that have characteristics and return opportunities similar to TEP’s current business lines and enable TEP to leverage its existing assets, knowledge and skill sets.

•	Financial Stability and Flexibility.

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Stable Operating Cash Flow. TEP will seek to continue to maintain and grow cash flows by increasing utilization of its existing assets in a cost effective manner and by focusing on customer service. TEP’s current contract profile is primarily composed of long-term firm fee contracts. TEP intends to maintain and grow the fee-based component of its contract portfolio through contract renewal negotiations, acquisitions or other growth projects.

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Conservative Capitalization and Financing Policies. TEP intends to continue to target credit metrics consistent with the profile of investment grade midstream energy companies. TEP intends to maintain a conservative and balanced capital structure which, when combined with its stable, fee-based cash flows, will afford it efficient access to the capital markets at a competitive cost of capital. TEP believes this approach will provide it the flexibility to compete for and complete accretive acquisitions and organic growth projects as they become available.

TEP’s Competitive Strengths

We believe that TEP is well-positioned to successfully execute its strategy because of the following competitive strengths:

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Stable Cash Flows Supported by Traditional Midstream Assets. We believe that TEP’s midstream assets, along with its contract profile, give it the ability to maintain stable cash flows and provide operating visibility and flexibility.

•	Strategic Infrastructure with Close Proximity to Demand Markets and Supply Sources. We believe TEP’s assets represent an important link to end-user markets in the Midwest and are well positioned to provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford, Bakken, Marcellus and Utica shale formations.

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Attractive Customer Profile. We believe TEP’s strong customer base, together with its credit approval policies, helps mitigate its potential exposure to defaults by its customers. As of December 31, 2015, greater than 70% of the revenue generated from its top 15 customers (pro forma inclusive of TEP’s 25% membership interest in Rockies Express acquired in May 2016), came from customers rated BB+ or better.

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Relationship with Tallgrass Development. We believe that Tallgrass Development and its affiliates, which directly and indirectly have ownership interests in TEP and its general partner, have substantial aligned economic interests in TEP’s performance and, therefore, are motivated to promote and support the successful execution of TEP’s principal business objectives and to pursue projects that directly or indirectly enhance the value of TEP’s assets.

•

Financial Flexibility to Pursue Expansion and Acquisition Opportunities. We believe that TEP’s cash flows and access to debt and equity capital, including through alternative financing arrangements with Tallgrass Development, will provide it financial flexibility to competitively pursue acquisition and expansion opportunities.

•

Incentivized Management Team. Members of TEP’s management team are strongly incentivized to grow TEP’s business and cash flows through their direct and indirect ownership interest in Holdings, Tallgrass Equity and TEGP, which are described in more detail under “—Tallgrass Energy Holdings, LLC”.

TALLGRASS ENERGY HOLDINGS, LLC

Holdings, a privately held limited liability company, is the general partner of Tallgrass Development and owns the general partner of TEGP. As of November 16, 2016, Tallgrass Development owned an approximate 11.05% limited partner interest in TEP and TEGP owned an approximate 30.35% membership interest in (and is the managing member of) Tallgrass Equity, which owned an approximate 27.41% limited partner interest in TEP and, through its ownership of all of the membership interests in TEP’s general partner, TEP’s general partner interest and TEP’s incentive distribution rights. As such, we believe Holdings is motivated to promote and support the successful execution of TEP’s principal business objectives, including the direct or indirect enhancement of the value of TEP’s assets through, for example, the right of first offer with respect to the Retained Assets held by Tallgrass Development, other acquisition opportunities and an executive team with significant industry and management expertise. Although it is uncertain if or when Tallgrass Development will make acquisition opportunities available to TEP, we believe Tallgrass Development will be incentivized to offer TEP the opportunity to acquire the Development Assets and other acquisition opportunities, such as previous offers and sale of the Trailblazer Pipeline, the 98% membership interest in Pony Express and the 25% membership interest in Rockies Express, each of which was immediately accretive to TEP, because of the significant economic interest Tallgrass Development and its affiliates hold in TEP.

PRINCIPAL EXECUTIVE OFFICES AND INTERNET ADDRESS

Our principal executive offices are located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, and our telephone number is (913) 928-6060. Our website is located at www.tallgrassenergy.com. We make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (SEC) free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

ORGANIZATIONAL STRUCTURE

Our general partner interest is held by TEGP Management, LLC, whose sole member is Holdings. Holdings is also the general partner of Tallgrass Development. The Exchange Right Holders collectively own 100% of the voting power of Holdings, all of our outstanding Class B shares and an equivalent number of Tallgrass Equity units. The Exchange Right Holders are entitled to exercise the right to exchange their Tallgrass Equity units (together with an equivalent number of Class B shares) for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged.

While we, like TEP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of TEP. Most notably, (i) we have elected to be treated as a corporation for U.S. federal income tax purposes, (ii) neither our general partner nor the holder of our Class B shares are entitled to receive any distributions from us and (iii) our capital structure does not include incentive distribution rights. Therefore, our distributions are made exclusively to our Class A shares. However, holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our partnership agreement. The term “shares” used in this prospectus supplement refers to both the Class A shares and Class B shares representing limited partner interests in us.

Our operations are conducted directly and indirectly through, and our operating assets are owned by, our subsidiaries. Our general partner is responsible for conducting our business and managing our operations. However, Holdings effectively controls our business and affairs through the exercise of its rights as the sole member of our general partner, including its right to appoint members to the board of directors of our general partner.

The diagram on the next page depicts our simplified organizational and ownership structure after giving effect to this offering (assuming the underwriters’ option to purchase additional shares is not exercised).

THE OFFERING

Class A shares offered by the selling security holders	9,000,000 Class A shares, or 10,350,000 Class A shares if the underwriters exercise in full their option to purchase an additional 1,350,000 Class A shares.

Option to purchase additional shares	The selling security holders have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,350,000 additional Class A shares.

Class A shares outstanding before this offering	47,725,000 shares.

Class A shares outstanding after this offering	56,725,000 Class A shares, or 58,075,000 Class A shares if the underwriters exercise in full their option to purchase an additional 1,350,000 Class A shares.

Class B shares outstanding after this offering	100,504,440 Class B shares, or 99,154,440 Class B shares if the underwriters’ option to purchase additional Class A shares is exercised in full. Class B shares vote as a class with Class A shares, but have no right to receive distributions.

The Class A shares offered hereby will be acquired by the selling security holders immediately prior to the completion of this offering upon exercise by the selling security holders of the Exchange Right for an equivalent number of Class B shares and Tallgrass Equity units. See “Selling Security Holders.”

Voting power of Class A shares immediately after giving effect to this offering	36.08%, or 36.94% if the underwriters’ option to purchase additional Class A shares is exercised in full.

Voting power of Class B shares immediately after giving effect to this offering	63.92%, or 63.06% if the underwriters’ option to purchase additional Class A shares is exercised in full.

Voting power of TEGP in Tallgrass Equity immediately after giving effect to this offering	36.08%, or 36.94% if the underwriters’ option to purchase additional Class A shares is exercised in full.

When a Tallgrass Equity unit currently held by an Exchange Right Holder is exchanged for a Class A share, TEGP will receive the Tallgrass Equity unit in order to maintain the one-for-one exchange ratio between the Tallgrass Equity units and our Class B shares, on the one hand, and our Class A shares, on the other hand.

Use of proceeds	We will not receive any proceeds from the sale of the Class A shares by the selling security holders in this offering.

Please read “Use of Proceeds.”

Cash distributions	Our partnership agreement requires that, within 55 days after the end of each quarter, we distribute our available cash to Class A shareholders of record on the applicable record date. We refer to this cash as “available cash,” and it is defined in our partnership agreement. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions-Our Cash Distribution Policy” in the accompanying base prospectus.

Issuance of additional securities	Our partnership agreement authorizes us to issue an unlimited number of additional Class A shares and other equity securities without the approval of our shareholders. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities” in the accompanying base prospectus.

Limited voting rights	Our general partner manages and operates us. Holders of our Class A shares have only limited voting rights on matters affecting our business. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our partnership agreement.

Holders of our Class A shares have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 80% of our outstanding shares, including any shares owned by our general partner, the Exchange Right Holders and their respective affiliates. Following the completion of this offering, the Exchange Right Holders will own an aggregate of approximately 63.92% of our shares, or 63.06% of our shares if the underwriters exercise their option to purchase additional Class A shares in full. Therefore, the Exchange Right Holders have the ability to prevent the involuntary removal of our general partner. Please read “Description of Our Partnership Agreement—Limited Voting Rights” in the accompanying base prospectus.

Limited call right	If at any time our general partner and its affiliates own more than 80% of our outstanding shares, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the remaining Class A shares at a price not less than the then current market price of the Class A shares as calculated in accordance with our partnership agreement.

Exchange Right	The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units each have the right to exchange all or a portion of their Tallgrass Equity units into Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

If all of the outstanding Tallgrass Equity units held by the Exchange Right Holders were exchanged, along with a corresponding number of Class B shares, for newly-issued Class A shares on a one-for-one basis, the voting power of the Class A shares and Class B shares would be 100% and 0%, respectively.

Material U.S. federal income tax consequences	Although we were formed as a limited partnership, we have elected to be taxed as a corporation for U.S. federal income tax purposes. Under current law, our federal taxable income is subject to a U.S. federal income tax at rates of up to 35% (and a 20% alternative minimum tax on our alternative minimum taxable income in certain cases), and we may be liable for state income taxes at varying rates in states in which TEP operates. Distributions on the Class A shares are treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s are issued with respect to the Class A shares, but instead a holder of Class A shares receives a Form 1099 from us with respect to distributions received on the Class A shares. Like distributions on corporate stock, our distributions are treated as dividends only to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes).

We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2016, 2017 and 2018, and that during these periods, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Distributions not treated as taxable dividends will reduce your tax basis in your Class A shares, or will be taxable as capital gain to the extent they exceed your tax basis in your Class A shares. For additional information, please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Distributions.”

In addition, as the Exchange Right Holders exchange their retained interests in Tallgrass Equity and Class B shares in us into our Class A shares in the future, we expect to benefit from additional tax deductions resulting from those exchanges, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

Agreement to be bound by the partnership agreement	By purchasing a Class A share, you will be deemed to have agreed to be bound by all the terms of our partnership agreement.

Listing and trading symbol	Our Class A shares are listed on the New York Stock Exchange under the symbol “TEGP.”

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our Class A shares, you should carefully consider the risk factors beginning on page 4 of the accompanying base prospectus and those included in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, which are incorporated by reference into this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. If any of the events or circumstances discussed in the foregoing documents or below actually occurs, our business, financial condition, results of operations, liquidity or ability to make distributions could suffer and you could lose all or part of your investment. Please also read “Forward-Looking Statements” in this prospectus supplement and in the accompanying base prospectus.

USE OF PROCEEDS

The selling security holders are selling the Class A shares being sold in this offering, including any shares that may be sold in connection with the underwriter’s option to purchase additional shares. See the “Selling Security Holders” section of this prospectus supplement. Accordingly, we will not receive any proceeds from the sale of the Class A shares in this offering.

Tallgrass Equity will pay all expenses in connection with the offering of the Class A shares to be offered by the selling security holders under this prospectus supplement including, without limitation, SEC filing fees and expenses and compliance with state securities laws, except that the selling security holders will pay any underwriting discounts and selling commissions incurred by them in connection with such sales. We will indemnify the selling security holders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling security holders against liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling security holders specifically for use in this prospectus.

PRICE RANGE OF CLASS A SHARES AND DISTRIBUTIONS

Our Class A shares trade on the New York Stock Exchange under the symbol “TEGP.” The following table shows the intra-day high and low sales prices per Class A share, as reported by the New York Stock Exchange Composite Transactions Tape, and cash distributions paid per Class A share for the periods indicated.

Quarter Ended	High	Low	Distributions per Common Unit
December 31, 2016 (1)	$27.29	$21.74
September 30, 2016	$25.99	$21.88	$0.2625
June 30, 2016	$26.81	$16.14	$0.2450
March 31, 2016	$18.68	$9.66	$0.2100
December 31, 2015	$26.10	$13.30	$0.1730
September 30, 2015	$32.18	$17.67	$0.1440
June 30, 2015 (2)	$34.98	$30.08	$0.0730	(3)

(1)	The high and low sales prices per Class A share are reported through November 16, 2016. A distribution for the quarter ended December 31, 2016 will not be declared and announced until after the end of the quarter.
(2)	The high and low sales prices per Class A share are reported since May 7, 2015, the commencement date of trading.
(3)	The distribution represents a prorated amount based upon the number of days between the closing of our initial public offering on May 12, 2015 and the end of the second quarter.

On November 16, 2016, the last sales price of the Class A shares as reported on the New York Stock Exchange was $25.07 per share. As of November 16, 2016, there was one record holder of our Class A shares.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holders in this offering, the Class A shares that the underwriter has agreed to purchase from the selling security holders and the selling security holders’ Class A shares subject to the underwriter’s option to purchase additional shares. In addition, the nature of any position, office or other material relationship which the selling security holders have had, within the past three years, with us or with any of our predecessors or affiliates, is indicated in a footnote to the table. For information regarding certain material relationships between the selling security holders and us, see, “Certain Relationships and Related Transactions, and Director Independence,” Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 17, 2016. Tallgrass Equity has paid all expenses relating to the registration of the Class A shares by the selling security holders under the Securities Act and will pay any other offering expenses, except that the selling security holders will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of our Class A shares by the selling security holders.

We prepared the table based on information provided to us by the selling security holders. We have not sought to verify such information.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in “Class A Shares and Class B Shares-Exchange Right” section of the accompanying base prospectus, the holders of Tallgrass Equity units have the right to exchange such Tallgrass Equity units, together with an equal number of Class B shares, for Class A shares on a one-for-one basis.

Name of Selling Shareholders	Class A shares beneficially owned prior to this offering				Class A shares beneficially owned after this offering		Additional Class A shares offered if option to purchase additional shares is exercised in full	Class A shares beneficially owned after this offering if option to purchase additional shares is exercised in full
	Number (1)	% (2)	Combined voting power (3)	Number of Class A shares offered	Number	%		Number	%
Tallgrass Holdings, LLC(4)	41,064,165	46.2%	26.1%	4,500,000	36,564,165	39.2%	675,000	35,889,165	38.2%
KIA VIII (Rubicon), L.P.(5)	34,187,117	41.7%	21.7%	3,746,382	30,440,735	34.9%	561,957	29,878,778	34.0%
KEP VI AIV (Rubicon), LLC(5)	5,952,582	11.1%	3.8%	652,311	5,300,271	8.5%	97,847	5,202,424	8.2%
Hobbs Ventures, LLC(6)	472,762	1.0%	0.3%	51,807	420,955	0.7%	7,771	413,184	0.7%
Wylie Ventures, LLC(7)	451,704	0.9%	0.3%	49,500	402,204	0.7%	7,425	394,779	0.7%

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. This column represents Class B shares beneficially owned by such persons that can be exchanged for Class A shares on a one-for-one basis pursuant to the Exchange Right.
(2)	The percentage of Class A shares shown as being beneficially owned by each person is based on an assumption that each such person exchanged all of such person’s Class B shares for Class A shares pursuant to the Exchange Right and that no other person exercised such other person’s Exchange Right.
(3)	Represents the percentage of voting power of the Class A shares and Class B shares held by such person voting together as a single class
(4)	Consists of Class B shares held of record by Tallgrass Holdings, LLC. The manager of Tallgrass Holdings, LLC is EMG Fund II Management, LP. EMG Fund II Management, LP’s general partner is EMG Fund II Management, LLC. John T. Raymond is the sole member of EMG Fund II Management, LLC and as such, has sole voting and dispositive power with respect to the shares held by Tallgrass Holdings, LLC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. John T. Raymond, who serves as the Chief Executive Officer of affiliated investment funds and investment advisers commonly referred to as The Energy & Minerals Group, which includes EMG Fund II Management, LP and EMG Fund II Management, LLC, is one of our directors. Jeffrey A. Ball, who is an employee of The Energy & Minerals Group, is also one of our directors. The address for Tallgrass Holdings, LLC is The Energy & Minerals Group, 811 Main Street, Suite 4200, Houston, TX 77002.
(5)

Consists of Class B shares held of record by: (i) KIA VIII (Rubicon), L.P., a Delaware limited partnership, or KIA VIII, and (ii) KEP VI AIV (Rubicon), LLC, a Delaware limited liability company, or KEP VI AIV. KIA VIII and KEP VI AIV, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VIII and KEP VI AIV disclaim such beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim, Henry Mannix, III, Matthew S. Edgerton and Stephen C. Dutton (the “Kelso Individuals”) may be deemed to share beneficial ownership of shares held of record or beneficially owned by KIA VIII and KEP VI AIV, by virtue of their status as managing members of KEP VI AIV and of Kelso GP VIII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of KIA VIII

(Rubicon) GP, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VIII. Each of Kelso GP VIII, LLC and KIA VIII (Rubicon) GP, L.P. due to their common control, could be deemed to beneficially own each other’s securities and the shares held of record or beneficially owned by KIA VIII and KEP VI AIV, Kelso GP VIII, LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KIA VIII (Rubicon) GP, L.P., KIA VII and KEP VI AIV, except to the extent, if any, of its pecuniary interest therein, and the inclusion of these securities in the table above shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KIA VIII (Rubicon) GP, L.P. disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by Kelso GP VIII, LLC, KIA VIII and KEP VI AIV, except to the extent, if any, of its pecuniary interest therein, and the inclusion of these securities in the table above shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. The Kelso Individuals may be deemed to share beneficial ownership of securities owned of record or beneficially owned by Kelso GP VIII, LLC, KIA VIII (Rubicon) GP, L.P., KIA VIII and KEP VI AIV, by virtue of their status as managing members of Kelso GP VIII, LLC and KEP VI AIV, but disclaim beneficial ownership of such securities, and the inclusion of these securities in the table above shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purposes. Frank J. Loverro, who serves as a Managing Director and Co-Chief Executive Officer of Kelso & Company, which manages the investments in KIA VIII, KEP VI AIV, is one of our directors. Stanley de J. Osborne, who serves as a Managing Director of Kelso & Company, is also one of our directors. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.
(6)	Consists of Class B shares held of record by Hobbs Ventures, LLC. Charles Scott Hobbs has sole voting and dispositive power with respect to the shares held by Hobbs Ventures, LLC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Hobbs Ventures, LLC is 211 W. Del Norte Street, Colorado Springs, CO 80907.
(7)	Consists of Class B shares held of record by Wylie Ventures, LLC. Forrest E. Wylie has sole voting and dispositive power with respect to the shares held by Wylie Ventures, LLC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Wylie Ventures, LLC is 2210 Marguerite Street, Bay City, TX 77414.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of an investment in our Class A shares will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by our other filings with the SEC incorporated by reference herein, and with “Risk Factors” and “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, which provide a discussion of the principal federal income tax considerations associated with the purchase, ownership and disposition of our Class A shares.

The following discussion is limited as described under the caption “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus. You are urged to consult with, and depend upon, your own tax counsel or advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

TEP Partnership Status

Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if 90.0% or more of the publicly traded partnership’s gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. TEP estimates that less than 7% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by TEP and its general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90.0% of TEP’s current gross income constitutes qualifying income, that TEP will be classified as a partnership for federal income tax purposes, and that each of TEP’s operating subsidiaries, other than Tallgrass Energy Finance Corp. and Tallgrass Colorado Pipeline, Inc., will be disregarded as an entity separate from TEP or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by TEP and its general partner. The representations made by TEP and its general partner upon which Baker Botts L.L.P. has relied include:

•

Neither TEP nor any of its operating subsidiaries, other than Tallgrass Energy Finance Corp. and Tallgrass Colorado Pipeline, Inc., is organized as, has elected to be treated as or will elect to be treated as a corporation for U.S. federal income tax purposes; and

•

For every taxable year, more than 90.0% of TEP’s gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

Distributions

Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits. Our earnings and profits generally will equal the taxable income allocated to us by TEP, with certain adjustments. These adjustments include recovering depreciation costs more slowly than permitted in computing taxable income and will generally result in our having earnings and profits in excess of our taxable income. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Subject to the discussion in the accompanying base prospectus under “Material U.S. Federal Income Tax Consequences—3.8% Tax on Unearned Income,” non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally would be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met. U.S. corporate holders of our Class A shares that receive a distribution from us treated as a dividend for U.S. federal income tax purposes may be eligible for the corporate dividends-received deduction (subject to certain limitations, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the Class A shares on which the dividends were paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its Class A shares).

As a result of the application of the principles of Section 704(c) of the Code to our investment in Tallgrass Equity and the elections made by Tallgrass Equity and TEP under Section 754 of the Code, we are entitled to depreciation and amortization deductions with respect to the assets of TEP computed as if those assets had a tax basis equal to their fair market value at the time of our investment. This will result in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for, at a minimum, each of the periods ending December 31, 2016, 2017, and 2018. In addition, future exchanges of retained interests in Tallgrass Equity and Class B shares in us for our Class A shares generally will result in additional basis adjustments with respect to our interest in the assets of Tallgrass Equity (and indirectly in TEP). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2016, 2017 and 2018, and that during this period none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. This estimate is based on assumptions with respect to TEP’s earnings from its operations, the amount of those earnings allocated to us, our income tax liabilities, the amount of distributions paid to us by TEP, and that there will not be an issuance of significant additional units by TEP without a corresponding increase in the aggregate tax deductions generated by TEP. This estimate is subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we and TEP will adopt and with which the Internal Revenue Service could disagree. Accordingly, we cannot assure you that this estimate will prove to be correct. The actual number of years in which distributions paid to you are treated as a return of capital could be more or fewer than estimated, and any differences could be material and could materially affect the value of our Class A shares.

Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

UNDERWRITING

Goldman, Sachs & Co. is acting as sole underwriter for this offering. The company, the selling security holders and the underwriter have entered into an underwriting agreement with respect to the Class A shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 9,000,000 Class A shares.

The underwriter is committed to take and pay for all of the Class A shares being offered, if any are taken, other than the Class A shares covered by the option described below unless and until this option is exercised.

The underwriter has an option to buy up to an additional 1,350,000 Class A shares from the selling security holders. It may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling security holders. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 1,350,000 additional Class A shares.

Paid by the Selling Security Holders
	No Exercise	Full Exercise
Per Class A share	$0.154	$0.154
Total	$1,386,000	$1,593,900

Class A shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class A shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.0924 per Class A share from the initial public offering price. After the initial offering of the Class A shares, the underwriter may change the offering price and the other selling terms. The offering of the Class A shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The company and the selling security holders have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their Class A shares or securities convertible into or exchangeable for Class A shares during the period from the date of this prospectus supplement continuing through the date 120 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriter may purchase and sell Class A shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of Class A shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional Class A shares or purchasing Class A shares in the open market. In determining the source of Class A shares to cover the covered short position, the underwriter will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase additional Class A shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Class A shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing Class A shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A shares made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our Class A shares, and may stabilize, maintain or otherwise affect the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Hong Kong

The Class A shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the

SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

LEGAL MATTERS

The validity of the Class A shares will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Certain legal matters in connection with the Class A shares offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the audited historical financial statements of Rockies Express Pipeline LLC as of December 31, 2014 and 2015, and for each of the years in the three-year period ended December 31, 2015, included as Exhibit 99.1 of Tallgrass Energy GP, LP’s Current Report on Form 8-K dated May 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934 (Exchange Act). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website at www.tallgrassenergy.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our current report on Form 8-K filed on January 4, 2016, April 28, 2016, May 9, 2016, May 31, 2016, July 1, 2016, August 19, 2016 and September 1, 2016 (to the extent filed and not furnished); and

•	the description of our Class A shares in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on April 29, 2015.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our website at www.tallgrassenergy.com, or by writing or calling us at the following address:

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attention: Investor Relations

Telephone: (913) 928-6060

PROSPECTUS

Tallgrass Energy GP, LP

109,504,440 Class A Shares Offered by the Selling Security Holders

This prospectus relates to up to 109,504,440 Class A shares representing limited partner interests in Tallgrass Energy GP, LP that the selling security holders named in this prospectus may from time to time, in one or more offerings, offer and sell. For a detailed discussion of the selling security holders, please read “Selling Security Holders.”

The selling security holders may offer and sell these Class A shares to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these Class A shares and the general manner of offering these Class A shares by the selling security holders. We may file one or more prospectus supplements that may describe the specific manner in which the selling security holders will offer the Class A shares and also may add, update or change information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our Class A shares. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our Class A shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “TEGP.”

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves risks. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 4 of this prospectus before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2016

You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling security holders have authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling security holders may over time, in one or more offerings, offer and sell up to 109,504,440 of our Class A shares.

We may file one or more prospectus supplements that may describe the specific manner in which the selling security holders will offer the Class A shares and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•	“our,” “we,” “us” or “TEGP” refers to Tallgrass Energy GP, LP (NYSE: TEGP) in its individual capacity or to Tallgrass Energy GP, LP and its consolidated subsidiaries collectively, as the context requires;

•	“shares” refers to the Class A shares and Class B shares representing limited partner interests in us, and references to our “shareholders” refer to the persons holding such limited partner interests;

•	“our general partner” refers to TEGP Management, LLC, the general partner of Tallgrass Energy GP, LP;

•	our “partnership agreement” refers to the First Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP;

•	“TEP” refers to Tallgrass Energy Partners, LP (NYSE: TEP) in its individual capacity or to Tallgrass Energy Partners, LP and its subsidiaries collectively, as the context requires;

•	“TEP GP” refers to Tallgrass MLP GP, LLC, the general partner of TEP and holder of all of TEP’s incentive distribution rights and general partner interest;

•	“Tallgrass Equity” refers to Tallgrass Equity, LLC, which owns a 100% membership interest in TEP GP and 20 million TEP common units representing an approximate 26.64% limited partner interest in TEP as of May 27, 2016;

•	“Holdings” refers to Tallgrass Energy Holdings, LLC in its individual capacity or to Tallgrass Energy Holdings, LLC and its subsidiaries and affiliates, other than our general partner, us and our consolidated affiliates, as the context requires. Holdings is the general partner and owner of 50% of the common limited partner interests of Tallgrass Development and the owner of our general partner;

•	“Kelso” refers to Kelso & Company in its individual capacity or to Kelso & Company, its affiliated investment funds that directly or indirectly hold interests in Tallgrass Equity, Tallgrass Development, Holdings and other entities under Holdings’ control, as the context requires;

•	“EMG” refers to The Energy & Minerals Group in its individual capacity or to The Energy & Minerals Group, its affiliated investment funds that directly or indirectly hold interests in Tallgrass Equity, Tallgrass Development, Holdings and other entities under Holdings’ control, as the context requires;

•	“Tallgrass KC” refers to Tallgrass KC, LLC, which is an entity owned by certain members of our and TEP’s management;

•	“Tallgrass Development” refers to Tallgrass Development, LP in its individual capacity or to Tallgrass Development, LP and its subsidiaries, collectively, as the context requires; and

•	“Exchange Right Holders” refers to certain persons, including Kelso, EMG and Tallgrass KC, that collectively own 100% of the voting power of Holdings, all of our outstanding Class B shares and an equivalent number of units in Tallgrass Equity, or Tallgrass Equity units. The Exchange Right Holders are entitled to exercise the right to exchange such Tallgrass Equity units (together with an equivalent number of Class B shares) for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged.

TALLGRASS ENERGY GP, LP

TEGP is a limited partnership formed in 2015 that has elected to be treated as a corporation for U.S. federal income tax purposes. We were formed as part of a reorganization involving entities that were previously controlled by Tallgrass Equity, in order to effect the initial public offering of our Class A shares, which was completed on May 12, 2015.

Our sole cash-generating asset is an approximate 30.35% controlling membership interest in Tallgrass Equity. Tallgrass Equity’s sole cash-generating assets consist of the direct and indirect partnership interests in TEP, described below:

•	Tallgrass Equity owns 100% of the outstanding membership interests in TEP GP, which owns all of the general partner interest in TEP and all of TEP’s incentive distribution rights, or IDRs. The general partner interest in TEP is represented by 834,391 general partner units, representing an approximate 1.11% general partner interest in TEP at May 27, 2016.

•	Tallgrass Equity owns 20,000,000 TEP common units, representing an approximately 26.64% limited partner interest in TEP at May 27, 2016.

TEP is a publicly traded, growth-oriented limited partnership formed in 2013 to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides crude oil transportation to customers in Wyoming, Colorado, and the surrounding regions through Pony Express which owns the Pony Express System, a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma that includes a lateral in northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado. TEP provides natural gas transportation and storage services for customers in the Rocky Mountain, Midwest and Appalachian regions of the United States through the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio, the Tallgrass Interstate Gas Transmission system, a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming, and the Trailblazer Pipeline, a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. TEP provides services for customers in Wyoming at the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility, and natural gas liquids transportation services in Northeast Colorado. TEP also performs water business services in Colorado and Texas through BNN Water Solutions, LLC. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

Our operations are conducted directly and indirectly through, and our operating assets are owned by, our subsidiaries. Our general partner, TEGP Management, LLC, is responsible for conducting our business and managing our operations. However, Holdings effectively controls our business and affairs through the exercise of its rights as the sole member of our general partner, including its right to appoint members to the board of directors of our general partner.

Our executive offices are located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, and our telephone number is (913) 928-6060. Our website is located at www.tallgrassenergy.com. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our Class A shares involves a high degree of risk. Before you invest in our Class A shares, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A shares could decline and you could lose all or part of your investment. Please read “Forward-Looking Statements.” If any selling security holder offers and sells any Class A shares pursuant to a prospectus supplement, such selling security holders may include additional risk factors relevant to such securities in a prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements concerning our operations, economic performance and financial condition. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including guidance regarding TEP’s and Tallgrass Development’s infrastructure programs, revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	our ability to pay distributions to our Class A shareholders;

•	our expected receipt of, and amounts of, distributions from Tallgrass Equity;

•	TEP’s ability to complete and integrate acquisitions from Tallgrass Development or from third parties, including TEP’s acquisition of a 25% membership interest in Rockies Express Pipeline LLC that was completed in May 2016, its purchase of an additional 31.3% membership interest in Tallgrass Pony Express Pipeline, LLC, or Pony Express, that was completed in January 2016 and its acquisition of water business assets in Weld County, Colorado that was completed in December 2015;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	changes in general economic conditions;

•	competitive conditions in TEP’s industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for TEP’s services, including crude oil transportation services, natural gas transportation, storage and processing services and water business services;

•	TEP’s ability to successfully implement its business plan;

•	TEP’s ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, natural gas, natural gas liquids and other hydrocarbons;

•	the availability and price of natural gas and crude oil, and fuels derived from both, to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting crude oil, transporting, storing and processing natural gas, and transporting, gathering and disposing of water produced in connection with hydrocarbon exploration and production activities;

•	natural disasters, weather-related delays, casualty losses and other matters beyond TEP’s control;

•	interest rates;

•	labor relations;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to the securities laws.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we will not receive any proceeds from the sale of Class A shares by selling security holders.

SELLING SECURITY HOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 109,504,440 Class A shares by the selling security holders.

These Class A shares have been or will be issued to the selling security holders upon exercise by the selling security holders of the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the selling security holder to us. Upon such exchange, we will cancel the Class B shares received from the selling security holder.

Any issuance of the Class A shares to the selling security holders in connection with exercise of the Exchange Right will be, and the initial issuance of the Class B shares (and related Tallgrass Equity units) was, exempt from the registration requirements of the Securities Act. We are registering the offering by the selling security holders of the Class A shares described below pursuant to the provisions of the registration rights agreement entered into with the Exchange Right Holders in connection with our initial public offering.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling security holder offers or sells Class A shares. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

Information concerning the selling security holders may change over time and selling security holders may be added; if necessary, we will supplement this prospectus accordingly. The selling security holders may offer all, some or none of their Class A shares. We cannot advise you as to whether the selling security holders will in fact sell any or all of such Class A shares. The selling security holders may hold or acquire at any time Class A shares in addition to those offered by this prospectus and may have acquired additional Class A shares since the date on which the information reflected herein was provided to us. In addition, the selling security holders may have sold, transferred or otherwise disposed of some or all of their Class A shares since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their Class A shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

None of the selling security holders is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, or the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Holdings effectively controls our business and affairs through the exercise of its rights as the sole member of our general partner, including its right to appoint members to the board of directors of our general partner. EMG, Kelso and Tallgrass KC own, in the aggregate, approximately 100% of the outstanding membership interests in Holdings.

As of May 27, 2016, there were an aggregate of 47,725,000 Class A shares and 109,504,440 Class B shares outstanding. The following table sets forth information relating to the selling security holders as of May 27, 2016 based on information supplied to us by the selling security holders on or prior to that date. We have not sought to verify such information. The information regarding Class A shares beneficially owned after the offering assumes the sale of all Class A shares offered by the selling security holders and that the selling security holders do not acquire additional Class A shares.

Selling Shareholders	Class A Shares Beneficially Owned Prior to Offering(1)	Percentage of Class A Shares Beneficially Owned Prior to Offering(2)	Combined Voting Power(3)	Class A Shares Offered Hereby	Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
Tallgrass Holdings, LLC(4)	41,064,165	46.25%	26.12%	41,064,165	0	0%
KIA VIII (Rubicon), L.P.(5)	34,187,117	41.74%	21.74%	34,187,117	0	0%
KEP VI AIV (Rubicon), LLC(5)	5,952,582	11.09%	3.79%	5,952,582	0	0%
Wylie Ventures, LLC(6)	451,704	0.94%	0.29%	451,704	0	0%
Hobbs Ventures, LLC(7)	472,762	0.98%	0.30%	472,762	0	0%
Tallgrass KC, LLC(8)	27,376,110	36.45%	17.41%	27,376,110	0	0%

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. This column represents Class B shares beneficially owned by such persons that can be exchanged for Class A shares on a one-for-one basis pursuant to the Exchange Right.
(2)	The percentage of Class A shares shown as being beneficially owned by each person is based on an assumption that each such person exchanged all of such person’s Class B shares for Class A shares pursuant to the Exchange Right and that no other person exercised such other person’s Exchange Right.
(3)	Represents the percentage of voting power of the Class A shares and Class B shares held by such person voting together as a single class.
(4)	Consists of Class B shares held of record by Tallgrass Holdings, LLC. The manager of Tallgrass Holdings, LLC is EMG Fund II Management, LP. EMG Fund II Management, LP’s general partner is EMG Fund II Management, LLC. John T. Raymond is the sole member of EMG Fund II Management, LLC and as such, has sole voting and dispositive power with respect to the shares held by Tallgrass Holdings, LLC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Tallgrass Holdings, LLC is The Energy & Minerals Group, 811 Main Street, Suite 4200, Houston, TX 77002.
(5)

Consists of Class B shares held of record by: (i) KIA VIII (Rubicon), L.P., a Delaware limited partnership, or KIA VIII, and (ii) KEP VI AIV (Rubicon), LLC, a Delaware limited liability company, or KEP VI AIV. KIA VIII and KEP VI AIV, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VIII and KEP VI AIV disclaim such beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim, Henry Mannix, III, Matthew S. Edgerton and Stephen C. Dutton (the “Kelso Individuals”) may be deemed to share beneficial ownership of shares held of record or beneficially owned by KIA VIII and KEP VI AIV, by virtue of their status as managing members of KEP VI AIV and of Kelso GP VIII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of KIA VIII (Rubicon) GP, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VIII. Each of Kelso GP VIII, LLC and KIA VIII (Rubicon) GP, L.P. due to their common control, could be deemed to beneficially own each other’s securities and the shares held of record or beneficially owned by KIA VIII and KEP VI AIV, Kelso GP VIII, LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KIA VIII (Rubicon) GP, L.P., KIA VII and KEP VI AIV, except to the extent, if any, of its pecuniary interest therein, and the inclusion of these securities in the table above shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KIA VIII (Rubicon) GP, L.P. disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by Kelso GP VIII, LLC, KIA VIII and KEP VI AIV, except to the extent, if any, of its pecuniary interest therein, and the inclusion of these securities in the table above shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. The Kelso Individuals may be deemed to share beneficial ownership of securities owned of record or beneficially owned by Kelso GP VIII, LLC, KIA VIII (Rubicon) GP, L.P., KIA VIII and KEP VI AIV, by virtue of their status as managing members of Kelso GP VIII, LLC and KEP VI AIV, but disclaim beneficial ownership of such securities, and the inclusion of these securities in the table above shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purposes. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.
(6)	Consists of Class B shares held of record by Wylie Ventures, LLC. Forrest E. Wylie has sole voting and dispositive power with respect to the shares held by Wylie Ventures, LLC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Wylie Ventures, LLC is 2210 Marguerite Street, Bay City, TX 77414.
(7)	Consists of Class B shares held of record by Hobbs Ventures, LLC. Charles Scott Hobbs has sole voting and dispositive power with respect to the shares held by Hobbs Ventures, LLC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Hobbs Ventures, LLC is 211 W. Del Norte Street, Colorado Springs, CO 80907.
(8)	Consists of Class B shares held of record by Tallgrass KC. David G. Dehaemers, Jr. has sole voting and dispositive power with respect to the Class B shares held by Tallgrass KC; however he disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Tallgrass KC is 4200 W. 115th Street, Suite 350, Leawood, KS 66211. At any time and from time to time, Tallgrass KC, which is owned by certain members of our management, may exchange up to 27,376,110 Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged. This exchange may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by Tallgrass KC to us. Following each exchange, the Class A shares issued to Tallgrass KC may be subsequently distributed directly to certain members of our management (the “Tallgrass KC Members”) as consideration for the redemption of membership interests in Tallgrass KC held, directly or indirectly, by the Tallgrass KC Members. Tallgrass KC will not receive any cash proceeds from such distributions, and no commissions or discounts will be paid. The Class A shares received by the Tallgrass KC Members may be resold from time to time as described in the “Plan of Distribution.” Neither we nor Tallgrass KC will receive any proceeds from any resales by the Tallgrass KC Members.

CLASS A SHARES AND CLASS B SHARES

Our Share Structure

Our Class A shares and Class B shares represent limited partner interests in us. The holders of our shares, voting together as a single class, are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”

Our Class A shares are listed on the New York Stock Exchange under the symbol “TEGP.”

Exchange Right

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

For purposes of any transfer or exchange of Tallgrass Equity units owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement contain provisions effectively linking each such Tallgrass Equity unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Transfer of Class A Shares and Class B Shares

By transfer of our Class A shares and Class B shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a Class A share or Class B share as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

For purposes of any transfer or exchange of Tallgrass Equity units and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement contain provisions linking each Tallgrass Equity unit with one of our Class B shares. Please read “—Exchange Right” above.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our Class A Shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following that must be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a share; and

•	other similar fees or charges.

There will be no charge to holders of Class A shares for disbursements of our cash distributions. Tallgrass Equity will indemnify the transfer agent and its directors, officers, employees, affiliates and agents against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against the indemnified person or entity arising out of or in connection with entering into the agreement with the transfer agent, the performance of the transfer agent’s duties thereunder or the enforcement of the indemnity under the agreement with the transfer agent, except for such losses, liabilities or expenses incurred as a result of the indemnified person’s or entity’s gross negligence, bad faith or willful misconduct.

Resignation or Removal

Under certain circumstances, the transfer agent may resign by notice to us or be removed by us. The transfer agent will assist with the transfer of records to the successor in a diligent and professional manner. If no successor has been appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Related to Cash Distributions”;

•	with regard to the rights of holders of Class A shares and Class B shares, please read “Class A Shares and Class B Shares”; and

•	with regard to tax matters, please read “Material U.S. Federal Income Tax Consequences.”

When used in this “Description of Our Partnership Agreement,” references to the Exchange Right Holders include certain transferees in private, non-exchange transactions.

Organization and Duration

We were formed in February 2015 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the indirect ownership of partnership interests (including incentive distribution rights) in TEP, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including but not limited to the following:

•	the making of expenditures and the incurrence of debt and other obligations;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of contracts;

•	the distribution of our cash;

•	the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

•	any action in connection with our participation and management of TEP; and

•	any action to waive, reduce, limit or modify TEP’s IDRs.

For a further description of limits on our business, please read “Certain Relationships and Related Party Transactions.”

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings found in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his shares plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

•	to remove or replace our general partner,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from TEP, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

Our general partner manages us and our operations. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or its directors on an annual or other continuing basis.

The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No voting or approval right. Please read “—Issuance of Additional Securities.”

Amendment of our partnership agreement	Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution	A majority of our outstanding shares. Please read “—Termination or Dissolution.”

Reconstitution upon dissolution	A majority of our outstanding shares. Please read “—Termination or Dissolution.”

Withdrawal of our general partner	No voting or approval right. Please read “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Not less than 80% of our outstanding shares. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	No voting or approval right. Please read “—Transfer of General Partner Interest.”

Unless otherwise indicated, “outstanding shares” includes shares held by our general partner, the Exchange Right Holders and their respective affiliates.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue may be entitled to share equally with the then-existing shareholders in our cash distributions made following the date such holders become holders of record of the additional shares. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

Prohibited Amendments

No amendment may be made that would:

(1)	enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

(2)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

No Shareholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

(1)	any change in our name, the location of our principal place of business, our registered agent or its registered office;

(2)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3)	a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

(4)	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8)	an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9)	a change in our fiscal year or taxable year and related changes;

(10)	a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity;

(11)	an amendment effected, necessitated or contemplated by an amendment to TEP’s partnership agreement that requires TEP unitholders to provide a statement, certificate or other proof of evidence to TEP regarding whether such unitholder is subject to United States federal income tax on the income generated by TEP; or

(12)	any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

•	do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement;

•	are necessary or appropriate to implement certain governance procedures; or

•	are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under “—Amendments to Our Partnership Agreement” “—No Shareholder Approval.” In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters’ rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

(2)	there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of us; or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon the withdrawal or removal of our general partner, notice thereof, or a dissolution under clause (4) above, the holders of a majority of our outstanding shares may elect, within 90 or 180 days, depending on the circumstances lead to such withdrawal, removal or dissolution, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with their pro-rata interest in Class A shares.

If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

Upon notice of the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated; provided, however, that unless within 90 days after that withdrawal, the holders of a majority of the outstanding shares may elect to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner. Please read “—Termination or Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding shares, including shares held by our general partner, the Exchange Right Holders and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 20% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner’s removal. The Exchange Right Holders currently own substantially more than 20% of our outstanding shares.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, the Exchange Right Holders and their permitted transferees or their respective affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner, any of the Exchange Right Holders, any Qualifying Interest Holder (as defined in our partnership agreement) or their respective affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time more than 80% of our outstanding shares (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner or its affiliates, our general partner will have the right (which it may assign to us or any other designee), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the highest cash price paid by our general partner, the Exchange Right Holders, or their respective affiliates for any shares purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those shares and (y) the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read “Material U.S. Federal Income Tax Consequences.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner’s board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast. Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner, the Exchange Right Holders and their respective affiliates, or a direct or subsequently approved transferee of our general partner, the Exchange Right Holders and their respective affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read “—Change of Management Provision” above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any shareholder, we may redeem the shares held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of us and our subsidiaries (other than TEP and its subsidiaries), our general partner or any departing general partner or any affiliate of us and our subsidiaries (other than TEP and its subsidiaries), our general partner, or any departing general partner;

•	any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us and our subsidiaries (other than TEP and its subsidiaries); or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

The omnibus agreement entered into among us, our general partner, Tallgrass Equity and Holdings requires Tallgrass Equity to reimburse Tallgrass Management, LLC, or Tallgrass Management, and its respective affiliates for all direct and indirect expenses it makes (i) on our behalf (ii) on behalf of our general partner, or (iii) for any other purposes related to our business and activities or those our general partner, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain corporation, general and administrative services, in each case, to the extent properly allocable to us. Any direct expenses associated with being a separate publicly traded entity will be borne by Tallgrass Equity. Neither our partnership agreement nor our omnibus agreement limit the amount of expenses for which our general partner, Tallgrass Management and their respective affiliates may be reimbursed by Tallgrass Equity. All reimbursements to our general partner, Tallgrass Management and their respective affiliates by Tallgrass Equity will proportionally reduce cash distributions by Tallgrass Equity to its members, which in turn will reduce the amount of cash we distribute to our shareholders.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

We will furnish or make available to record holders of shares, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, our limited partners and other persons who acquire interests in us do not have rights to receive information from us or any of the persons we indemnify as described under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Our Cash Distribution Policy

Our partnership agreement requires that, within 55 days after the end of each quarter, we distribute our available cash to Class A shareholders of record on the applicable record date.

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from Tallgrass Equity in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

•	comply with applicable law;

•	comply with any agreement binding upon us or our subsidiaries (exclusive of TEP and its subsidiaries);

•	provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

•	permit us to pay a ratable amount to Tallgrass Equity as necessary to permit Tallgrass Equity to make capital contributions to TEP GP for it to maintain or attain up to a 2.0% general partner interest in TEP upon the issuance of additional partnership securities by TEP; or

•	otherwise provide for the proper conduct of our business, including with respect to the matters described under “Description of Our Partnership Agreement”

Our available cash also includes cash on hand resulting from borrowings made after the end of the quarter.

Our Sources of Available Cash

As of May 27, 2016, our only cash-generating assets consisted of our indirect partnership interests in TEP through our 30.35% membership interest in Tallgrass Equity. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of TEP to make distributions in respect of those partnership interests. The actual amount of cash that TEP, and correspondingly Tallgrass Equity, will have available for distribution will primarily depend on the amount of cash TEP generates from its operations. For a description of factors that may impact our results and TEP’s results, please read “Forward-Looking Statements.”

In addition, the actual amount of cash that TEP and Tallgrass Equity will have available for distribution will depend on other factors, some of which are beyond TEP’s or our control, including:

•	the level of revenue TEP and Tallgrass Equity are able to generate from their respective businesses;

•	the level of capital expenditures TEP or Tallgrass Equity makes;

•	the level of TEP’s and Tallgrass Equity’s operating, maintenance and general and administrative expenses or related obligations;

•	the cost of acquisitions, if any;

•	TEP’s and Tallgrass Equity’s debt service requirements and other liabilities;

•	TEP’s and Tallgrass Equity’s working capital needs;

•	restrictions on distributions contained in TEP’s or Tallgrass Equity’s debt agreements and any future debt agreements;

•	TEP’s and Tallgrass Equity’s ability to borrow under their respective revolving credit agreements to make distributions; and

•	the amount, if any, of cash reserves established by each of TEP GP and our general partner, in their sole discretion, for the proper conduct of TEP’s and our business.

General Partner Interest

Our general partner is not entitled to receive distributions on its general partner interest.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our Class A shares would be entitled to share ratably in the distribution of any remaining proceeds.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, except as expressly described in this summary, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our Class A shares as a result of a constructive sale;

•	persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies;

•	persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons that hold in excess of 5% of our Class A shares; and

•	persons that hold Class A shares other than as a capital asset.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TEP Partnership Status

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if 90.0% or more of the publicly traded partnership’s gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. TEP estimates that less than 5% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by TEP and its general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90.0% of TEP’s current gross income constitutes qualifying income, that TEP will be classified as a partnership for federal income tax purposes, and that each of TEP’s operating subsidiaries, other than Tallgrass Energy Finance Corp. and Tallgrass Colorado Pipeline, Inc., will be disregarded as an entity separate from TEP or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by TEP and its general partner. The representations made by TEP and its general partner upon which Baker Botts L.L.P. has relied include:

•	Neither TEP nor any of its operating subsidiaries, other than Tallgrass Energy Finance Corp. and Tallgrass Colorado Pipeline, Inc., is organized as, has elected to be treated as or will elect to be treated as a corporation for U.S. federal income tax purposes; and

•	For every taxable year, more than 90.0% of TEP’s gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

Opinion of Counsel

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, constitute the opinion of Baker Botts L.L.P. (“Counsel”).

In providing this opinion, Counsel has examined and is relying upon the truth and accuracy at all relevant times of this prospectus, the registration statement of which this prospectus forms a part, representations made by us and TEP and such other records and documents as in Counsel’s judgment are necessary or appropriate to enable Counsel to provide this opinion. Counsel has not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

This opinion is based upon Counsel’s interpretation of the Code, its regulations, court decisions, published positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This opinion is rendered as of the date of this prospectus, and Counsel assumes no obligation to advise us or you of any change in fact, circumstances or law which may alter, affect or modify this opinion. This opinion is not binding on the IRS or a court, and no ruling has been obtained from the IRS regarding any of the matters addressed in this opinion. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the matters addressed in this opinion.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. Thus, we are obligated to pay U.S. federal income tax on our net taxable income, and distributions on our Class A shares will be treated as distributions on corporate stock for federal income tax purposes. Currently, the maximum regular U.S. federal income tax rate is 35%, but we may be subject to a 20% alternative minimum tax on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax. In addition, no Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Both Tallgrass Equity and TEP have made elections permitted by Section 754 of the Code. As a result, our initial acquisition of interests in Tallgrass Equity resulted in basis adjustments with respect to our interest in the assets of Tallgrass Equity (and indirectly in TEP). Such adjustments have resulted in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income. In addition, future exchanges of retained interests in Tallgrass Equity and Class B shares in us for our Class A shares generally will result in additional basis adjustments with respect to our interest in the assets of Tallgrass Equity (and indirectly in TEP). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our Class A shares who are U.S. holders. You are a U.S. holder for purposes of this discussion if you are a beneficial owner of our Class A shares and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions

Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Subject to the discussion below under “—3.8% Tax on Unearned Income,” non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally would be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met. U.S. corporate holders of our Class A shares that receive a distribution from us treated as a dividend for U.S. federal income tax purposes may be eligible for the corporate dividends-received deduction (subject to certain limitations, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the Class A shares on which the dividends were paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its Class A shares).

Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Class A Shares

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Investment by Tax-Exempt Investors and Regulated Investment Companies

A tax-exempt investor will not have unrelated business taxable income attributable to its ownership of Class A shares or to its sale, exchange or other disposition of Class A shares unless its ownership of Class A shares is debt-financed. In general, Class A shares would be debt-financed if the tax-exempt investor incurs debt to acquire Class A shares or otherwise incurs or maintains a debt that would not have been incurred or maintained if those Class A shares had not been acquired.

Distributions that constitute dividends with respect to the Class A shares will result in income that is qualifying income for a regulated investment company or a mutual fund. Furthermore, any gain from the sale, exchange or other disposition of the Class A shares will constitute gain from the sale, exchange or other disposition of stock or securities and will also result in income that is qualifying income for a regulated investment company. Finally, the Class A shares will constitute qualifying assets to regulated investment companies, which generally must own at least 50% in qualifying assets and not more than 25% in certain nonqualifying assets at the end of each quarter, provided such regulated investment companies do not violate certain percentage ownership limitations with respect to the Class A shares.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is neither a partnership nor a U.S. holder as defined above.

Distributions

Generally, a distribution treated as a dividend paid to a non-U.S. holder on our Class A shares will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under “—Gain on Disposition of Class A Shares.” The rules applicable to distributions by “USRPHCs” (as defined below) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate or successor form) certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or other appropriate or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation’s earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Class A Shares

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A shares constitute a U.S. real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses).

A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to United States persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares are “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our Class A shares as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder’s holding period for the Class A shares, more than 5% of our Class A shares. If our Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Class A shares, and a 15% withholding tax would apply to the gross proceeds from the sale of our Class A shares by such non-U.S. holder.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Legislation Affecting Class A Shares Held Through Foreign Accounts

The Foreign Account Tax Compliance Act imposes a 30% withholding tax on certain payments on our Class A Shares and on gross proceeds from a disposition of our Class A Shares in each case if not treated as effectively connected with a U.S. trade or business and paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements.

Payments subject to withholding tax under this law generally include non-effectively connected dividends paid on Class A shares and non-effectively connected gross proceeds from sales or other dispositions occurring after December 31, 2018 of such Class A shares. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of this law.

3.8% Tax on Unearned Income

Certain holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. You are urged to consult your own tax advisors regarding the application of this additional Medicare tax to your particular circumstances.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code, which we refer to collectively as the Similar Laws. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts, or the IRAs, established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA and any applicable Similar Law;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any applicable Similar Law; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity’s purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its fiduciary standard and prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company”; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Internal Revenue Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements of the first and second bullets above.

Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We are registering the Class A shares offered by this prospectus on behalf of the selling security holders. As used in this prospectus, “selling security holders” includes partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest, including the Tallgrass KC Members, selling Class A shares received from any selling security holders identified in this prospectus after the date of this prospectus.

The selling security holders may sell the securities being offered hereby in and outside the U.S. through the methods described below or by any other method permitted pursuant to applicable law, including through a combination of methods.

The prospectus supplement, if required, will set forth any required information such as the terms of the offering, the method of distribution and the following:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from the selling security holders;

•	the net proceeds to the selling security holders from the sale of the securities;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from the selling security holders;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Sale Through Underwriters or Dealers

If the selling security holders use one or more underwriters in the sale of securities, the selling security holders will execute an underwriting agreement with the underwriter at the time of sale and will, if required, provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of securities to the public. The underwriters will acquire the securities for their own account, and the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities may be subject to conditions, and any underwritten offering may be on a firm commitment basis. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If the selling security holders use dealers in the sale of securities, the selling security holders may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. If required, the selling security holders will include in the prospectus supplement the names of the dealers, information about any compensation paid to the dealers and the terms of the transaction.

Sales Through Agents

The selling security holders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the Class A shares included in this prospectus, or to sell such Class A shares in ordinary brokerage transactions, on the selling security holders’ behalf. If required, the name of any agent involved in the offer or sale of the offered securities and any commissions payable by the selling security holders to the agent will be included in a prospectus supplement. Unless stated otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

Direct Sales

The selling security holders may sell the securities directly. In that event, no underwriters or agents would be involved. The selling security holders may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery or Forward Contracts

The selling security holders may authorize agents, underwriters or dealers to solicit offers to purchase securities from the selling security holders at the public offering price set forth in a prospectus supplement under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement.

Public Auction

The selling security holders may sell the Class A shares held using a public auction process in which the public offering price and the allocation of the Class A shares will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters of the offering or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the Class A shares offered in the auction, and subject to agreement between the selling security holder and the underwriter or underwriters to proceed with the offering, the Class A shares will be allocated to winning bidders by the underwriter or underwriters. If the selling security holders use a public auction process to sell the Class A shares, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a prospectus supplement to this prospectus.

At-the-Market Offerings

The selling security holders or their respective underwriters, broker-dealers, or agents may make sales of the Class A shares that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such Class A shares made directly on or through the NYSE, the existing trading market for the Class A shares, or in the over-the-counter market or otherwise.

Remarketing

The selling security holders may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as the selling security holders’ agents. The name of any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm will be included in the prospectus supplement as required. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

The selling security holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by the selling security holders or borrowed from the selling security holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling security holders in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, the selling security holders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Sales by the Selling Security Holders

We are registering 109,504,440 Class A shares described in this prospectus to permit the resale of these securities by the selling security holders listed herein from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities.

The selling security holders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling security holders may make sales of the Class A shares from time to time though one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, through underwriters, to dealers, or through agents, on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, or at privately negotiated prices.

We have agreed to indemnify in certain circumstances the selling security holders of the Class A shares registered on their behalf by the registration statement, against certain liabilities to which they may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act. The selling security holders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act. The selling security holders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act.

We have agreed to pay the expenses of the registration of the Class A shares offered and sold by the selling security holders under the registration statement. The selling security holders will pay any underwriting discounts and commissions applicable to the Class A shares sold by such selling security holders.

The selling security holders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in a prospectus supplement, the selling security holders will receive all the proceeds from the sale of the securities.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from the selling security holders in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement any required information regarding any underwriting discounts or other compensation that the selling security holders pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

The selling security holders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for the selling security holders in the ordinary course of their businesses.

In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than the selling security holders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over- allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

Because FINRA views our Class A shares as interests in a direct participation program, any offering of Class A shares pursuant to this registration statement will be made in compliance with FINRA Rule 2310.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in an accompanying prospectus supplement, if required.

LEGAL MATTERS

In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in the applicable prospectus supplements, the validity of the issuance of certain of the securities and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Baker Botts L.L.P. will also render an opinion on the material federal income tax consequences regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the audited historical financial statements of Rockies Express Pipeline LLC as of December 31, 2014 and 2015, and for each of the years in the three-year period ended December 31, 2015, included as Exhibit 99.1 of Tallgrass Energy GP, LP’s Current Report on Form 8-K dated May 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website at www.tallgrassenergy.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) from the date of this prospectus until we have sold all of the securities to which this prospectus relates or each offering under this prospectus is otherwise terminated:

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2016;

•	our current report on Form 8-K filed on January 4, 2016, April 28, 2016, May 9, 2016 and May 31, 2016 (to the extent filed and not furnished); and

•	the description of our Class A shares in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on April 29, 2015.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.tallgrassenergy.com, or by writing or calling us at the following address:

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attention: Investor Relations

Telephone: (913) 928-6060

9,000,000 Class A Shares

Representing Limited Partner Interests

P R O S P E C T U S    S U P P L E M E N T

Goldman, Sachs & Co.

November 17, 2016